UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 10, 2009 (August 4, 2009)

Date of Report (Date of earliest event reported)

HC INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52197	04-3570877
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

10 Progress Drive, Suite 200

Shelton, CT 06484

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (203) 925-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

HC Innovations, Inc. (“HCI” or the “Company”) entered into two agreements with Brahma Finance (BVI) Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser”): (i) a Stock Purchase Agreement (the “Stock Purchase Agreement”); and (ii) a Standby Purchase Agreement (the “Standby Purchase Agreement” and, together with the Stock Purchase Agreement the "Agreements"), each dated August 4, 2009. Pursuant to the Agreements, the Company has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Company, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in two separate transactions.

The first transaction, which is pursuant to the Stock Purchase Agreement, includes an initial purchase by the Purchaser of 60,000,000 shares of the Common Stock at a purchase price of $0.01 per share (the “Initial Purchase”), for an aggregate purchase price of $600,000. The Purchaser’s Initial Purchase obligation is subject to satisfaction or waiver by the Purchaser of certain conditions precedent including, but not limited to, the following: (i) the Company entering into an amendment to the Line of Credit Agreement, dated March 12, 2009, extending the availability to December 31, 2009 of the line of credit previously granted to the Company by certain lenders named therein in the maximum amount of $510,000; (ii) the Company and the Purchaser entering into the Standby Purchase Agreement; (iii) the undertaking by the Senior Secured Noteholders (the “Noteholders”) to convert all of the Amended Notes held by them pursuant to that certain Securities Amendment and Purchase Agreement dated December 23, 2008 into shares of the Company’s Common Stock at the adjusted conversion price provided for therein; and (iv) the undertaking of the Noteholders to transfer all of their New Warrants to the Purchaser.

The second transaction is pursuant to the Standby Purchase Agreement, whereby the Company will agree, by means of a rights offering (the “Rights Offering”), to offer to the existing holders of its Common Stock and holders of securities issued by the Company that are convertible into or exercisable or exchangeable for its Common Stock, an aggregate of 240,000,000 shares of Common Stock at a purchase price of $0.01 per share. The Purchaser has agreed to provide a standby commitment to purchase, on the terms and conditions set forth in the Standby Purchase Agreement, all of the shares of Common Stock offered but not purchased pursuant to the Rights Offering. In consideration for its obligations under the Standby Purchase Agreement, the Purchaser will receive a fee of $600,000, payable by the issuance of further shares of Common Stock at a price of $0.01 per share.

The Purchaser’s obligations under the Standby Purchase Agreement are subject to certain conditions precedent being met including, but are not limited to, the following: (i) the completion of the Rights Offering in accordance with the terms of the Standby Purchase Agreement; (ii) the Noteholders converting all of the Amended Notes and transferring all of the New Warrants as described above; (iii) the termination and repayment of all the outstanding debt by the Company in connection with the Line of Credit Agreement, dated March 12, 2009; and (iv) each of the Noteholders having made certain investments in shares of Common Stock as therein set forth.

All capitalized terms not defined herein shall have the meaning set forth in the various agreements incorporated by reference.

ITEM 5.01 CHANGE OF CONTROL OF REGISTRANT

As a result of the transactions described in Item 1.01, the Purchaser acquired control of the Company. Following consummation of the transactions contemplated by the Stock Purchase Agreement, the percentage of voting securities of the Company beneficially owned, directly or indirectly, by the Purchaser is 60.2%, based on 99,713,172 shares of Common Stock outstanding as of August 10, 2009. The Purchaser used its own funds to consummate the Stock Purchase Agreement. The Stock Purchase Agreement provides that the Company shall reconstitute its board of directors at five members, which shall include two designees of the Purchaser.

Please refer to the description of the transaction and the Stock Purchase Agreement in Item 1.01 relating to the change of control of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c) EXHIBITS.
Exhibit
Number	Description
1.01	Stock Purchase Agreement
1.02	Standby Purchase Agreement
1.03	Amendment No.2 to Line of Credit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

HC INNOVATIONS, INC.
	By:	/s/ R. Scott Walker
August 10, 2009		Chief Financial Officer
President